   Conference Call Transcript

   TWMC - Q2 2008 Trans World Entertainment Corp. Earnings Conference Call

E V E N T   D A T E / T I M E :   A U G .   2 1 .   2 0 0 8   /   1 0 : 0 0 A M   E T

C O R P O R A T E   P A R T I C I P A N T S
Bob Higgins
Trans World Entertainment Corp. - Chairman and CEO
Jim Litwak
Trans World Entertainment Corp. - President and COO
John Sullivan
Trans World Entertainment Corp. - EVP, CFO and Secretary

C O N F E R E N C E   C A L L   P A R T I C I P A N T S
Edward Woo
Wedbush Morgan - Analyst
Ian Corydon
B. Riley & Co. - Analyst

P R E S E N T A T I O N

Operator

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Trans World Entertainment second-quarter 2008 earnings results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will be given at that time. (Operator Instructions) As a reminder, today's conference is being recorded. I would now like to turn the program over to your host, Mr. Bob Higgins, Chairman and CEO of Trans World Entertainment. Mr. Higgins, please begin.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Thank you, Christopher. And good morning, everyone. On the call with me today are Jim Litwak, our President and Chief Operating Officer and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our second-quarter results. We will take questions following our comments. Total sales in the second quarter decreased 19% to $215 million. Comp store sales decreased 7%. Our pretax loss for the second quarter was $19.6 million compared to $18.6 million last year. Our performance was on plan for the quarter. Jim will now take you through the sales highlights for the quarter.

Jim Litwak - Trans World Entertainment Corp. - President and COO

Thank you, Bob. Good morning. As Bob mentioned, overall Q2 comp sales declined 7%. This was primarily driven by the continued declines in the music category, which was down 17% on a comp basis. However, this was an improvement over the first-quarter decline of a -23%. This was held by a strong performance of two titles released in the quarter, Lil Wayne, which nationally did one million units in the first week, and Coldplay, which did 750,000 units in its first week.

Also during the quarter we did a store-by-store review of the catalog titles we carry and remixed our selection to better meet the demands of the customer. We are already seeing an improvement in our catalog sales performance. As the music business continues to decline nationally, we are committed to improving our market share.

Video sales increased 1% on a comparable basis with a weakness in new releases. This lack of new releases caused Top 50 to decline 11%. Video now represents 39% of our business, up from 36% last year. Our strength in catalog continues to drive this business as the studios recognize our ability to differentiate ourselves versus the competition through expanded assortment and depth of product.

Comparable store sales in our video game category decreased 10% and represented 8% of our business, the same as last year. Last September we reduced the number of stores carrying video games to 400 from 600 with a strategy to build this business on the allocations of product at fewer stores and strengthening our game selling culture. While we experienced better results in these 400 stores, the allocation of hardware continues to hamper our overall growth and hurt our ability to attach more software. We remain committed to improving the business.

Comparable store sales for electronics, accessories and trends increased 6% on a combined basis and represent 14% of our business in the quarter compared to 13% last year. We continue to improve these categories, and we have set the stage for growth going forward. We continue to strengthen the foundation to provide all things entertainment to our customer. We are tailoring our selection to meet our customers' needs, including strengthening the promotional aspects of the business and improving our selling culture. And while we drive down our inventory investment, our products remix efforts are bearing fruit. This enabled us to realize improvement in the declining trend in music.

John will now take you through the financial results of our second quarter.

John Sullivan - Trans World Entertainment Corp. - EVP, CFO and Secretary

Thank you, Jim. Good morning. Our net loss for the quarter was $19.2 million or $0.62 per share. Last year our net loss was $10.1 million or $0.32 per share. Our loss before income taxes was $19.6 million for the quarter compared to $18.6 million last year.

As mentioned in prior conference calls, the Company will not be recording a tax benefit against pretax losses in accordance with the circumstances requiring us to record a full valuation allowance against our deferred tax assets at the end of fiscal 2007. Accordingly, the Company recorded an income tax benefit of just $419,000 during the quarter compared to an income tax benefit of $8.5 million last year.

Our gross margin rate for the quarter decreased to 35.3% from 36.6% last year. The decline was due to lower vendor allowances this year versus last year. SG&A expenses were $89.1 million, which is a reduction of 16% on the sales decline of 19%, increasing the percent to sales 190 basis points to 41.4% from last year's 39.5% . Our EBITDA was a loss of $13.2 million in the quarter versus $7.8 million last year. The shortfall to last year is due to lower sales and gross margin.

Our net interest expense was $1 million in the quarter versus $1.7 million last year. The decrease is due to lower borrowings and lower interest rates on our line of credit. We ended the quarter with borrowings under the line of credit of just under $36 million compared to $62 million last year, a reduction of $26 million.

Year over year we have lowered our inventory investment by $76 million. Our quarter-end inventory position was just under $400 million versus last year's $475 million. On a square-foot basis this was $81 a foot versus $82 last year.

We are very focused on managing our working capital needs in relation to the business trends and continue to maintain a strong financial position despite our first-half operating results. During the quarter we closed 10 stores and did not open any new stores. We finished the quarter with 789 stores in operation and square feet totaling 5 million versus last year's 963 stories and square feet totaling 5.8 million. I will now turn it back to Bob to complete our comments.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Thank you, John. While we continue to operate in a challenging sales environment, we feel we have taken some positive steps in the quarter. In merchandising, as Jim alluded to earlier, we have updated our assortments in CD and DVD through better aligning our mix to regional and local demand. We have seen improvement in our catalog sales and are well-positioned for the holiday season. I would also add that we've reset our storefronts to create a stronger value statement to our customers and are now offering storewide promotions to drive additional traffic across the lease line and improve conversion.

In marketing we kicked off our first-ever branding campaign in two markets in July, Albany, New York and Harrisburg, Pennsylvania. While it is too early to discuss sales levels in these markets versus the chain, the campaign has already made a positive impact on brand awareness among our target customer.

In operations we made adjustments to our staffing model during the quarter to maximize customer service levels and minimize unnecessary payroll investment. This will result in $2 million in savings, which we expect to realize over the next 12 months.

Finally, as part of our digital strategy, earlier this month we launched our first-ever MP3 digital download kiosk by a national retailer in the US in two of our stores with our proprietary Mix & Burn technology with plans to expand the technology to 40 stores this fall. This technology is unique in that we can now support downloading to virtually all MP3 devices, including iPods in-store and now offer over two million tracks from all major labels and independents.

Customers downloading content through our digital kiosk will be able to listen to their tracks instantly on their portable devices, as well as store a backup copy by way of their home or office PCs. These are just some of the initiatives we are undertaking to reposition our business and complete our transition to the preferred destination for all things entertainment.

While this process has taken longer than expected, in part due to the industry conditions, we have the experience, leadership and balance sheet necessary to overcome the challenges that we face today. Our balance sheet remains strong, and our revolver balance is well below last year with over $100 million available on our line.

As we look towards the balance of the year, we remain comfortable with our annual guidance for a mid-single-digit comp decline and a total sales decline of 17% with EBITDA in the range of $5 million to $10 million. I would now like to open up the call for any questions. Christopher, could you give the instructions, please?

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions) Edward Woo, Wedbush.

Edward Woo - Wedbush Morgan - Analyst

I just had some clarifying questions or housekeeping. The comps for music was minus 17%. Video, did you say it was plus 1% and video games, was it plus 10%? And electronics, others was it plus 6%?

John Sullivan - Trans World Entertainment Corp. - EVP, CFO and Secretary

Video games was minus 10%.

Edward Woo - Wedbush Morgan - Analyst

Minus 10%. Then percentage of total revenue was music 39%, video 39%, video games 8% and others 14%?

Jim Litwak - Trans World Entertainment Corp. - President and COO

That's correct.

Edward Woo - Wedbush Morgan - Analyst

And then on the video games side, do you anticipate additional negative comps going forward, particularly with the launch of, I guess, Halo last year? And what are you seeing in terms of hardware situation, particularly with Nintendo?

Jim Litwak - Trans World Entertainment Corp. - President and COO

We anticipate that the game business will improve over the course of the balance of the year. We think hardware allocations will get a little bit better as we go into the fourth quarter. That should benefit us more, particularly as we are up against -- as more of the stores that we close we're no longer up against in terms of the 600 stores now being at the 400 stores. So we see improvement there.

And I know Halo was a pretty big title last year, but there is a lot of good stuff coming for the balance of the year, particularly that sort of fit into the music category, between Guitar Hero and Rock Band, that we think we should be able to capitalize on. So we feel more favorable in regards to where the game business is going for the second half of the year.

Edward Woo - Wedbush Morgan - Analyst

What about your outlook for upcoming music titles or DVDs, movies?

Jim Litwak - Trans World Entertainment Corp. - President and COO

For the music side we think that there is actually two things working in our favor there. We see the catalog business getting -- continuing to get better. When I say better, a lesser decline than it had been trending due to the remixing that we've done.

In regards to the new releases, the new releases in the third quarter look better than they did in the second quarter, and I will tell you that the new releases, from what we are hearing -- and obviously not everything is confirmed yet -- but the new releases in the fourth quarter in music look absolutely terrific and far superior to last year. Last year there were only four titles that really had -- that resonated at all with the consumer, and it was Jay-Z, Alicia Keys, Mary J. Blige and Josh Groban's Christmas album.

From what we are hearing now, there is a lot of great stuff that is going to be available for Q4, whether it is Black Eyed Peas, Jay-Z, Eminem, U2, Beyonce, Dr. Dre, Hinder, 50 Cent. So it looks really very, very powerful. So we feel pretty good in regards to where the music new releases are going.

In regards to DVD, DVD for third quarter looks pretty good, certainly much better than how it did in Q2 when we got hurt on the new release side. Q4 is going to be the interesting one, Ed. We are up against a lot of big titles last year, some really big volume ones. When we look at the number of good titles that so far are coming out for Q4 for this year, actually the number looks to be a little bit bigger than last year in terms of titles, but the titles themselves may not resonate as high.

But understand something; we thought the titles last year were going to be fantastic. We thought we were going to have a great DVD Q4 with all the new releases, and it was our weakest quarter. So, frankly, I think we feel pretty good about where the new releases are this year, but we feel even better about what we are going to be able to do with catalog for Q4.

Edward Woo - Wedbush Morgan - Analyst

Okay. Thank you.

Operator

Ian Corydon, B. Riley & Co.

Ian Corydon - B. Riley & Co. - Analyst

On the other merchandise, could you just talk about what is working or not working there and what you are doing to drive that business for the rest of the year?

Jim Litwak - Trans World Entertainment Corp. - President and COO

Our boutique area, which we call Trend, which is posters and all the fun things you see going on in terms of posters and T-shirts and figurines and other product along those lines, that continues to do exceptionally well. We think that that is going to continue to have just an explosive business for the balance of the year. So that is really what is driving it.

We see that MP4 and some MP3s will be an important part of the electronics business. We will continue to work on developing the mobile piece of the business. And the other part is all the stuff that you put these in, all the accessories that they go in, that has been showing some really good growth for us. So we feel bullish about that, too.

Ian Corydon - B. Riley & Co. - Analyst

Okay, and on the music side could you just talk about the re-merchandising you did and did that help you in the second quarter, or is that helping so far in the third quarter?

Jim Litwak - Trans World Entertainment Corp. - President and COO

It really helped us at the tail end of the second quarter, meaning July. What we did was we really looked at what our sales performance had been on a SKU-by-SKU basis, on a store-by-store basis the last six months. And we adjusted our mix accordingly on that store-by-store basis, as well as expanding secondary and tertiary genres. So those two things combined, it brought in a lot of new product into the stores. And we saw terrific results, big improvement in the catalog performance in the month of July, and it is continuing on. And frankly, we are still -- today we are still about one third of the way -- we still have about one third of the open orders left to receive. So that should really be complete, I would think, by the end of September, and we realize that very well for Q4.

Ian Corydon - B. Riley & Co. - Analyst

And last questions on expenses. I think Bob mentioned a couple million in cost savings. I missed what that was from, and are there any other initiatives to take cost out the rest of the year?

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

On that one, Ian, that was totally related to the stores and the structure at the store level. And that $2 million will be over the next 12 months, so that really -- that project is being completed by the end of September. So the best way to look at it would be a $2 million savings going forward. But John, you might want to touch on some of the other expense areas.

John Sullivan - Trans World Entertainment Corp. - EVP, CFO and Secretary

We continue to focus on cutting costs and improving efficiencies across the company. We are constantly monitoring our variable expenses. The one that Bob talked about is probably one key initiative. We are improving our occupancy expenses. We are always looking to lower the corporate overhead and lowering distribution freight costs. So that is a constant focus and effort on our part as we try to align the expense structure in line with the sales trends.

Operator

Mr. Corydon, did that conclude your question, sir?

Ian Corydon - B. Riley & Co. - Analyst

Yes, thanks.

Operator

Mr. Higgins, I am showing no further questions in queue. I would like to turn the presentation back over to you, sir.

Bob Higgins - Trans World Entertainment Corp. - Chairman and CEO

Okay. Thank you very much, Christopher. I would like to thank everybody for their time this morning. We look forward to talking to you again in November with our third-quarter results, and we look forward to seeing you then. Thank you very much. Thank you, Christopher.

Operator

You are welcome, sir. Ladies and gentlemen, today's earnings conference has been recorded and will be made available for replay. To access the replay please dial 888-266-2081 or 703-925-2533 if you are dialing internationally, and enter the replay code 1272520. Again, to access the replay please dial 888-266-2081 or 703-925-2533 and enter the access code 1272520. This concludes today's conference. We again thank you for your participation. You may now disconnect at this time. Good day.